Exhibit 8.2

[Letterhead of Linklaters Paris]

Air France

45, rue de Paris

95747 Roissy-CDG Cedex

France

April 5, 2004

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Air France, a société anonyme organized under the laws of the Republic of France (“Air France”), relating to the proposed offer to acquire all the outstanding common shares, including New York registry shares, of KLM Royal Dutch Airlines, a public company with limited liability organized under the laws of the Kingdom of the Netherlands (“KLM”), as described in the Registration Statement (the “Exchange Offer”).

We hereby confirm to you that our opinion is as set forth under the caption “TAXATION - French Tax Considerations” in the Prospectus included in the related Registration Statement, subject to the limitations contained therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement, the incorporation by reference to this opinion as Item 12, Exhibit (h)(2) in a Tender Offer Statement on Schedule TO filed with the SEC and to the reference to us under the heading “TAXATION – French Tax Considerations” in the Prospectus included in the related Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Linklaters